EXHIBIT 23.1.11

EXHIBIT 23.1.11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2011, with respect to the financial statements of ATEL 14, LLC as of December 31, 2010 and 2009, and for the year ended December 31, 2010 and for the period of April 1, 2009 (date of inception) through December 31, 2009, included in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1, No. 333-159578) and Prospectus of ATEL 14, LLC for the registration of 15,000,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California
April 1, 2011